UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LocatePLUS Holdings Corporation

ACE Investment Group
Jeffrey Jennings
Mark Stribling
Brian Smith
Jeffrey Williams
Gemstone Investment Company, Inc.
Christian T. Williamson
Carl L. Green
Richard L. Pyle
John Houlihan
Failte Investments
Michael Fahey
James M. Murphy IRA FCC Cust.
David and Marla Russo
Jeff Axelrod Trust
Sara Russo Liv TR FBO Steven Russo
R. A. Morton Trust
Jeffrey Kolodny
Michael Kolodny
Clarence Mullen
David M. Glaude
David M. Glaude IRA FCC Cust.
DK Power
Kevin and America Glaude
Tod and Peggie Parrott
Bonfire Foundation
Steven Russo
Steven Russo IRA FCC Cust.
Dennis Devlin
PSA Dennis' Mobile Home Services
Samuel L. Wood
Roger Jennings

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On August 11, 2008, ACE Investment Group issued the following press release:

ACE INVESTMENT GROUP NOMINATES FIVE DIRECTORS TO LOCATEPLUS' BOARD

Files Proxy Statement With the SEC

Boston, August 11, 2008 --ACE Investment Group ("ACE") today sent a letter to the Board of Directors of LocatePLUS Holdings Corporation (LPHC.PK) ("LocatePLUS" or the "Company") stating that its affiliate and other shareholders, is nominating five candidates for election to the Company's Board at the upcoming 2008 Annual Meeting of Shareholders on September 15, 2008. Together, the participants in this proxy solicitation who beneficially own 47% of the common stock of LocatePLUS, have today also filed a Definitive Proxy Statement with the Securities and Exchange Commission.

The full text of the letter to the LocatePLUS Board follows:

August 11, 2008

The Board of Directors LocatePLUS, Inc. 100 Cummings Center Suite 235M Beverly, Massachusetts 01915

Members of the Board:

      We want to inform you that ACE Investment Group today filed a Proxy Statement in connection with its nomination of five candidates for election to the Board of Directors of LocatePLUS at the upcoming Annual Meeting on September 15, 2008. ACE is proposing that its five nominees be elected to the Board instead of five directors nominated by the current Board. Our nominees are highly qualified, will bring much-needed corporate governance and operational expertise to the Board, and are committed to acting in the best interests of all shareholders.

We firmly believe that, if elected to the LocatePLUS' Board, our nominees will enable the Board to better oversee management performance and properly evaluate the Company's strategic alternatives.

      We have taken this step because we are extremely concerned about LocatePLUS' continued poor financial performance and do not believe the current Board is acting in the best interests of shareholders. Specifically, the current Board continues to pursue a strategy that has led to substantial stock price declines and is not likely to turn the Company around. In March of 2004 the aggregate market value of common equity was approximately $70 million. Four years later the aggregate market value doesn't quite reach $650,000.

      Management has failed to see and to emphasize the clear strengths of the company thus permitting wasteful dawdling on marginally competitive endeavors in the broad market instead of exploiting the company's unique and unchallenged position in one particular sector. An otherwise unavailable product is priced below actual value and management support of active and aggressive marketing is non-existent. Valuable human resources struggle to excel despite an overburden of almost criminal wastefulness perpetrated by management.

      The underlying and continuing strength of this amazing company is the ability of its gifted staff to persevere in its important public safety and homeland security based mission despite this tragic and catastrophic failure in management and leadership.

      We have elected to file a proxy as a means to reject the flawed financial analysis of a flawed management/leadership team. We seek to reject a slate of director nominees proven in their failure to lead and in their failure to manage. We solicit the proxy of our fellow shareholders to reject a desperate, needless, and short-sighted proposal to resolve an unfortunate debt at the expense of your value.

      It is respectfully suggested that an alternate proposed slate of talented management and leadership be elected to emphasize the company's strengths. Talented leadership responsive to shareholder concerns will maximize potentials and values, eliminate waste and marginally profitable endeavors, emphasize marketing at appropriate values, and reward employee productivity. Similarly, a credible and capable management team will garner and enjoy the confidence of capital markets thus positioning the company for a favorable resolution of the referenced debt issue.

      ACE does not take lightly an election contest for directors of a public company. It is unfortunate that the intransigence of the LocatePLUS Board has forced us to take this action, but we firmly believe that our nominees will be better able to represent shareholder interests by ensuring the Board carefully reviews all alternatives to enhance value.

Kind Regards,

/s/ Thomas Murphy President ACE, Inc. 15275 Collier Blvd. Ste. #201/225 Naples, FL 34119 (866) 596-7905

About the Five Nominees:

Christian Thoreau Williamson, Ph.D. - Dr. Williamson holds a bachelors in Engineering Mathematics along with his doctorate in Hydrology. His graduate work emphasized Systems Engineering and his professional career has involved both accomplishment in engineering innovation and accomplishment in management and leadership. His engineering accomplishments include the development of new technologies to increase production, development of computer-based management information systems to forecast and optimize production, and patent grants. His management and leadership experience arises out of the implementation of his technology-based initiatives and also extends to sales, marketing, strategic development, project management, spin-off's, mergers, acquisitions, integration, capital development and financing, compliance, business analysis, due diligence, valuation, contract management, R & D, and distribution. Dr. Williamson's industrial work has focused on copper mining, water treatment systems, and environmental consulting, compliance, and remediation. He has increased profitability in each endeavor through technological innovation and skilled management and leadership. Significant in his career has been his interface with government regulators in the environmental compliance areas and certain regulatory change accomplished as a result of his advocacy and leadership. His current work involves global responsibility with an emphasis in North America, Australasia, and Europe. He is a frequent speaker at water conferences throughout the world. Dr. Williamson owns 858,880 shares of Common Stock of the Company.

Richard L. Pyle, Ph.D. - Dr. Pyle holds a bachelors in physics, an MBA, and a doctorate in business. He is a former professor of management in the University of Massachusetts system. In addition to an academic and theoretical perspective on business management, he also brings years of management experience across a broad range of manufacturing industries. In particular, he brings the sales / manufacturing / distribution perspective and experience of being an owner/manager of a sales and marketing related business. He also provides consulting services to other businesses and is a commercial real estate investor and property manager. Dr. Pyle also enjoys philanthropic work and public service. The focus of his charitable work has been with children, youth, and in higher education. Dr. Pyle owns 57,182 shares of Common Stock of the Company.

George J. Isaac, CPA - Mr. Isaac is a Massachusetts Certified Public Accountant and is affiliated with Massachusetts Board of Certified Public Accountants and the American Institute of Certified Public Accountants. He is well experienced in all areas of financial management having practiced as a CPA for 25 years within a financial career that reaches back nearly 40 years. His experience includes management, business consulting, budgeting, managerial accounting, risk management, internal controls, tax advice and preparation, financial planning and reporting, audit functions, banking functions, and all treasury functions including SEC compliance. Specifically, his current practice involves services as a consulting CFO. In the past he has served as CFO for a publicly traded company, a managing partner of a public accounting firm, has managed a commercial office building. As a board member of a community bank and a publicly traded company he has served as a member and is familiar with the functioning of board audit committees, executive committees, and compensation committees. His experience includes the negotiation of significant expansion and growth credit availability but also downsizing to maintain profitability where necessary. He is proficient in Russian and German.

Carl L. Green. - Mr. Green graduated from Delaware State University. He attended Hamline School of Law in St. Paul Minnesota. Mr. Green started as a licensed investigator and protective agent in the early 1990's in the state of Minnesota. Mr. Green has since extended his methods of purchasing judgments throughout the United States. He is the owner of Signature Capital, which specializes in the practice of purchasing judgments based on asset research, legal seizure, and sale of assets to satisfy outstanding judgments. Mr. Green beneficially owns 751,424 shares of Common Stock of the Company.

Patrick F. Murphy, J.D. - Mr. Murphy is the Chairman of the Pulsar Network, Inc. Board of Directors. A graduate of the Harvard Law School practicing in Massachusetts, he also provides consulting services to growing businesses. He is familiar with government relations, public relations, and has experience in developing resources and assets. Prior to his career in law he was a manager at a prominent social service agency and handled personnel and operation issues in a crisis-based environment.

Additional Information

ACE Investment Group, Jeffrey Jennings, Mark Stribling, Brian Smith, Jeffrey Williams, Gemstone Investment Company, Inc., Christian T. Williamson, Carl L. Green, Richard L. Pyle, John Houlihan, Failte Investments, Michael Fahey, James M. Murphy IRA FCC Cust., David and Marla Russo, Jeff Axelrod Trust, Sara Russo Liv TR FBO Steven Russo, R. A. Morton Trust, Jeffrey Kolodny, Michael Kolodny, Clarence Mullen, David M. Glaude, David M. Glaude IRA FCC Cust., DK Power, Kevin and America Glaude, Tod and Peggie Parrott, Bonfire Foundation, Steven Russo, Steven Russo IRA FCC Cust., Dennis Devlin, PSA Dennis' Mobile Home Services, Samuel L. Wood, Roger Jennings (collectively, the "ACE Group Entities") filed a proxy statement with the Securities and Exchange Commission on August 11, 2008 containing information about the solicitation of proxies for the 2008 Annual Meeting of the shareholders of LocatePLUS, Inc.

Stockholders of LocatePLUS, Inc. are urged to read the proxy statement because it contains important information. Detailed information relating to the ACE Group Entities who may be deemed to be participants in the solicitation of proxies from LocatePLUS' stockholders, can be found in the proxy statement filed by the ACE Group Entities. The proxy statement and other relevant documents relating to the solicitation of proxies by the ACE Group Entities are available at no charge on the SEC's website at http://www.sec.gov. In addition, the ACE Group Entities will provide copies of the proxy statement and other relevant documents without charge upon request. Requests for copies should be directed to the ACE Group Entities' proxy solicitor,

Thomas E. Murphy ACE, Inc. 15275 Collier Blvd. Ste. #201/225 Naples, FL 34119 (866) 596-7905

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of ACE Group Entities. and its affiliates and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. ACE does not assume any obligation to update any forward-looking statements contained in this press release.

Contacts:	Media and Stockholders:

Thomas E. Murphy ACE, Inc. 15275 Collier Blvd. Ste. #201/225 Naples, FL 34119 (866) 596-7905